As filed with the Securities and Exchange Commission on August 12, 2011
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CUMULUS MEDIA INC.
(Exact name of registrant as specified in its charter)

Delaware	36-4159663
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
(404) 949-0700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Lewis W. Dickey, Jr.
Chairman, President and Chief Executive Officer
Cumulus Media Inc.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
(404) 949-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Mark L. Hanson, Esq.
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309
(404) 521-3939

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
Calculation of Registration Fee

			Proposed maximum	Proposed maximum
Title of each class of	Amount to be		offering price	aggregate offering		Amount of
securities to be registered	registered*		per unit	price		registration fee
Class A common stock, par value $0.01 per share	28,801,844	(1)	$2.64(2)	$76,036,868.16	(2)	$8,827.88 (2)
Class B common stock, par value $0.01 per share	28,801,844	(1)	N/A	$76,036,868.16	(2)	(3)
Warrants to purchase common stock	28,801,844	(1)	N/A	$76,036,868.16	(2)	(4)

*	Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional securities of Cumulus Media as may be issuable as a result of stock splits, stock dividends or similar transactions.

(1)	The registrant is registering shares of Class A common stock, Class B common stock and warrants to purchase common stock to be issued (or issuable) pursuant to the Amended and Restated Investment Agreement, dated as of April 22, 2011 (the “Investment Agreement”), which shares and warrants will be offered from time to time by selling securityholders at varying prices. The shares of Class A common stock and Class B common stock may be issuable upon exercise of warrants that may be issued pursuant to the Investment Agreement.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, computed using a price of $2.64 per share, the average of the high and low prices of a share of the registrant’s Class A common stock, as reported by the NASDAQ Global Select Market on August 10, 2011.

(3)	The maximum number of all classes of securities being registered is 28,801,844. If and to the extent any shares of Class B common stock are issued, there would be a one-for-one reduction in the number of shares of Class A common stock and/or warrants issued and, consequently, the registration fee payable thereunder should be reduced accordingly. Because the registration fee set out above contemplates the issuance of the maximum number of securities issuable all in the form of Class A common stock, no additional registration fee is payable in connection with the registration of the Class B common stock.

(4)	The maximum number of all classes of securities being registered is 28,801,844. If and to the extent any warrants to purchase shares of common stock are issued, there would be a one-for-one reduction in the number of shares of Class A common stock and/or Class B common stock issued and, consequently, the registration fee payable thereunder should be reduced accordingly. Because the registration fee set out above contemplates the issuance of the maximum number of securities issuable, no additional registration fee is payable in connection with the registration of the warrants.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion, Dated August 12, 2011
PROSPECTUS
CUMULUS MEDIA INC.
Up to 28,801,844 Shares of Class A Common Stock, Class B Common Stock and Warrants
_______________
     This prospectus relates to the resale from time to time of up to 28,801,844 shares of Class A common stock, par value $0.01 per share, Class B common stock, par value $0.01 per share, and warrants to purchase shares of such common stock, by the selling securityholders named in this prospectus. These shares consist of shares of Class A common stock and/or Class B common stock that the selling securityholders have agreed to purchase in a private placement and include shares of Class A common stock and/or Class B common stock issuable pursuant to warrants that may be issued to the selling securityholders in the private placement.
     The shares of our common stock and warrants covered by this prospectus are being registered to permit the selling securityholders to sell the shares from time to time in the public market. The selling securityholders may sell the shares directly to other investors or to or through underwriters, dealers or agents in ordinary brokerage transactions, privately negotiated transactions or otherwise as described under “Plan of Distribution.” We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling securityholders. We will, however, receive the net proceeds of any warrants exercised for cash. We will pay all costs, fees and expenses incurred in connection with the registration of the shares covered by this prospectus. The selling securityholders will pay all costs, fees and expenses incurred in connection with sales of the shares covered by this prospectus, including, among other things, sales commissions, brokerage fees and related expenses.
     Our Class A common stock is traded on the NASDAQ Global Select Market under the symbol “CMLS.” On      , 2011, the closing price was $     per share.
     Investing in our securities involves risks. You should carefully consider the risks under the caption “Risk Factors” beginning on page 5 of this prospectus and the documents incorporated by reference in this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_______________
The date of this prospectus is                 , 2011.

____________________________
     You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. You must not rely upon any unauthorized information or representation. The common stock to be sold under this prospectus is not being offered in any jurisdiction where the offer or sale is not permitted or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.
____________________________

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under this shelf registration process, the selling securityholders may sell from time to time up to 28,801,844 shares of our common stock in one or more offerings. You should rely only on the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not, and the selling securityholders have not, authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus or any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference into this prospectus or any prospectus supplement, is accurate only as of the date on the front cover of this prospectus, the applicable prospectus supplement or the document containing the information, as the case may be.
     References in this prospectus to the terms “we,” “us,” “Cumulus Media,” “our company” or other similar terms mean Cumulus Media Inc., including our consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. References in this prospectus to “CMP” mean Cumulus Media Partners, LLC, which became a wholly owned subsidiary of us on August 1, 2011. References in this prospectus to “Citadel” mean Citadel Broadcasting Corporation, with which we have entered into an Agreement and Plan of Merger, dated as of March 9, 2011, which we refer to as the Merger Agreement. Pursuant to the Merger Agreement, an indirect, wholly owned subsidiary of us will merge with and into Citadel, which we refer to as the Merger, and Citadel will become a wholly owned subsidiary of us, which we refer to as the Citadel Acquisition.
FORWARD-LOOKING STATEMENTS
     This prospectus contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. For purposes of federal and state securities laws, forward-looking statements are all statements other than those of historical fact and are typically identified by the words “believes,” “expects,” “anticipates,” “continues,” “intends,” “likely,” “may,” “plans,” “potential,” “should,” “will,” and similar expressions, whether in the negative or the affirmative. These statements include statements regarding the intent, belief or current expectations of Cumulus Media and its directors and officers with respect to, among other things, future events, their respective financial results and financial trends expected to impact Cumulus Media.
     Forward-looking statements may be subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such forward-looking statements are and will be, as the case may be, subject to change and subject to many risks, uncertainties and factors relating to Cumulus Media’s operations and business environment, which may cause the actual results of Cumulus Media to be materially different from any future results, expressed or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:
•	the possibility that problems may arise in successfully integrating the businesses of Cumulus Media, CMP and Citadel;

•	the possibility that we may be unable to achieve cost-saving synergies or achieve them within the expected time periods;

•	the possibility that we may be unable to achieve certain expected revenue results, including as a result of unexpected factors or events;

•	the possibility that the industry may be subject to future regulatory or legislative actions;

•	the ability to maintain contracts and leases that are critical to our operations;

•	the ability to attract, motivate and/or retain key executives and associates;

•	the ability to execute our business plan and strategy;

•	general economic or business conditions affecting the radio broadcasting industry being less favorable than expected, including the impact of decreased spending by advertisers;

•	increased competition in the radio broadcasting industry;

•	the impact of current or pending legislation and regulations, antitrust considerations, and pending or future litigation or claims;

•	the outcome of any legal proceedings that have been or may be instituted against Cumulus Media relating to recent acquisitions;

•	general economic and business conditions;

•	changes in government regulations;

•	changes in policies or actions or in regulatory bodies;

•	changes in uncertain tax positions and tax rates;

•	changes in the financial markets;

•	changes in capital expenditure requirements;

•	changes in market conditions that could impair our goodwill or intangible assets;

•	changes in interest rates; and

•	other risks and uncertainties.

PROSPECTUS SUMMARY
     This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary is not complete and does not contain all the information that may be important to you and that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section titled “Risk Factors” as well as the other data and documents incorporated herein by reference.
Our Business
     We own and manage FM and AM radio station clusters serving mid-sized and large-sized markets throughout the United States. We are currently the second largest radio broadcasting company in the United States based on the number of stations owned or managed. On August 1, 2011, we completed the acquisition of the 75% of the equity interests in CMP that we did not already own, which we refer to as the CMP Acquisition. With the CMP Acquisition, we own or manage 346 radio stations (including under local marketing agreements, which we refer to as LMAs) in 68 United States media markets including San Francisco, Dallas, Houston and Atlanta. Under LMAs, we currently provide sales and marketing services for 12 radio stations in the United States in exchange for a management or consulting fee. In addition to entering into LMAs, we have in the past, and expect that we will from time to time in the future enter into management or consulting agreements that provide us with the ability, as contractually specified, to assist current owners in the management of radio station assets that Cumulus Media has contracted to purchase, subject to FCC approval. In such arrangements, Cumulus Media generally receives a contractually specified management fee or consulting fee in exchange for the services provided.
     Upon consummation of the Citadel Acquisition, as described below, we expect to be the largest pure-play radio broadcasting company in the United States based on number of stations and revenue. On a pro forma basis as adjusted to reflect the CMP Acquisition and the Citadel Acquisition, as of March 31, 2011, we would have owned or managed 565 stations in 120 United States markets and we would have had net revenues of approximately $1.181 billion and $254.2 million for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively.
     Cumulus Media is a Delaware corporation, organized in 2002, and successor by merger to an Illinois corporation with the same name that had been organized in 1997.
Recently Announced Transactions
     We have recently announced and completed, or are nearing completion, of several transactions in connection with the proposed expansion of our broadcasting operations. These include:
•	the CMP Acquisition, pursuant to which, on August 1, 2011, we acquired the 75% equity interests of CMP that we did not already own. CMP owns 32 radio stations in nine markets, including San Francisco, Dallas, Houston, Atlanta, Cincinnati, Indianapolis and Kansas City. We had operated CMP’s business pursuant to a management agreement since CMP commenced its operations in 2006;

•	the Citadel Acquisition, pursuant to which we have agreed to acquire Citadel Broadcasting Corporation for an aggregate purchase price of approximately $2.4 billion, payable in a combination of cash and shares of our common stock, and the assumption of outstanding debt, which will be refinanced as part of the Global Refinancing (as defined below);

•	an equity investment, which we refer to as the Equity Investment, pursuant to which affiliates of Crestview Partners, which we refer to as Crestview, Macquarie Capital (USA) Inc., which we refer to as Macquarie, and UBS Securities LLC, which we refer to as UBS Securities, have agreed to invest up to an aggregate of $500.0 million in our equity securities, the proceeds of which would be used to pay a part of the cash portion of the purchase price for the Citadel Acquisition; and

•	the financing transaction necessary to complete the Citadel Acquisition, which we refer to herein as the “Global Refinancing,” pursuant to which we intend to refinance an aggregate of $1.4 billion (as of March 31, 2011, and after giving effect to our issuance in May 2011 of $610 million in 7.75% Senior Notes due 2019, which we refer to as the 2019 Notes, and the use of the proceeds thereof, which we refer to as the 2019 Notes Offering) in outstanding senior and subordinated indebtedness of each of (i) us (other than the 2019 Notes), (ii) CMP Susquehanna Corporation, an indirectly wholly-owned subsidiary of CMP, and (iii) Citadel, as well as preferred stock of Radio Holdings having an aggregate redemption value of $38.9 million (as of March 31, 2011), all pursuant to a debt commitment letter, which we refer to as the Debt Commitment, that provides for up to $2.415 billion in senior secured financing that we will enter into concurrently with the closing of the Citadel Acquisition and the Equity Investment.
Selling Securityholders
     In connection with entering into the Merger Agreement, we entered into, and subsequently amended and restated, an investment agreement with certain investors, which we refer to as the Investment Agreement, pursuant to which certain investors, which we refer to as the Investors, committed to make the Equity Investment by purchasing with cash up to an aggregate of $500.0 million in shares of our common stock, preferred stock or warrants to purchase common stock, at a purchase price per share (or warrant) of $4.34. Specifically, Crestview has agreed to purchase up to $250.0 million in shares of our Class A common stock, and Macquarie and UBS Securities each have agreed to purchase up to $125.0 million in warrants, which will be immediately exercisable by U.S. persons, subject to the Communications Act of 1934, as amended, which we refer to as the Communications Act, and FCC rules and policies, at an exercise price of $0.01 per share, for shares of our Class B common stock.
     Under the Investment Agreement, UBS Securities is permitted to syndicate all or any portion of its commitment and/or Equity Investment to one or more third parties, subject to certain limitations set forth in the Investment Agreement. Third parties who are U.S. persons to whom UBS Securities syndicates a portion of its commitment and/or Equity Investment may purchase shares of Cumulus Media Class A common stock instead of warrants.
     We are registering the securities covered by this prospectus to satisfy our registration obligations under the Investment Agreement. All of the securities offered and sold by this prospectus are being offered and sold by the selling securityholders. We are not offering or selling any securities under this prospectus and will not receive any of the proceeds from any sale of the securities by the selling securityholders. We will, however, receive the net proceeds of any warrants that are exercised for cash.

RISK FACTORS
     An investment in our securities involves a high degree of risk. Before making any investment decision, you should carefully consider the risk factors set forth in our periodic reports filed with the SEC and incorporated by reference in this prospectus, and any risk factors that may be contained in any applicable prospectus supplement. You should also refer to the other information in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference into this prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.
USE OF PROCEEDS
     We will not receive any proceeds from any resale of the securities covered by this prospectus by the selling securityholders. Proceeds from the sale of the securities covered by this prospectus will be solely for the accounts of the selling securityholders. We will, however, receive the net proceeds of any warrants exercised for cash. We will pay all costs, fees and expenses incurred in connection with the registration of the shares covered by this prospectus. The selling securityholders will pay all costs, fees and expenses incurred in connection with sales of the shares covered by this prospectus, including, among other things, sales commissions, brokerage fees and related expenses.
DESCRIPTION OF CAPITAL STOCK
     The following description of our capital stock assumes that our third amended and restated certificate of incorporation, which is expected to be filed with the Delaware Secretary of State and to take effect upon the completion of the Citadel Acquisition, is effective. In addition, the following description of our capital stock is a summary and is qualified in its entirety by reference to the form of our third amended and restated certificate of incorporation and our amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part. Copies of the form of our third amended and restated certificate of incorporation and our amended and restated bylaws may be obtained as described under the heading “Where You Can Find More Information” in this prospectus.
Authorized Capital Stock
     We are authorized to issue 1,450,644,871 shares divided into four classes consisting of: (i) 750,000,000 shares designated as Class A common stock, par value $.01 per share; (ii) 600,000,000 shares designated as Class B common stock, par value $.01 per share; (iii) 644,871 shares designated as Class C common stock, par value $.01 per share; and (iv) 100,000,000 shares of preferred stock, par value $.01 per share.
Common Stock
     General
     Except with respect to voting and conversion rights, shares of Class A common stock, Class B common stock and Class C common stock are identical in all respects.
     Voting
     Holders of shares of our Class A common stock are entitled to one vote per share; except as provided by law or as provided below, holders of our Class B common stock are not entitled to vote except as described below; and holders of shares of our Class C common stock are entitled to ten votes per share.
     All actions submitted to a vote of Cumulus Media stockholders are voted on by holders of our Class A common stock and our Class C common stock, voting together as a single class. Holders of Class B common stock and Class C common stock are each entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of Class B common stock or Class C common stock, respectively, that does not similarly affect the rights or obligations of the holders of Class A common stock.

     Dividends
     After payment of the preferential amounts to which the holders of any shares ranking prior to the common stock are entitled, the holders of shares of Class A common stock, Class B common stock (and warrants to purchase such shares) and Class C common stock share equally on a per share basis (in the case of holders of warrants, based upon their ownership of Class A common stock or Class B common stock, as the case may be, underlying their warrants on an as-exercised basis) in dividends as may be declared by our board of directors from time to time. In the case of dividends or other distributions payable on Class A common stock, Class B common stock, Class C common stock or, to the extent required by the respective warrant agreements pursuant to which warrants will be issued in the merger or under the Investment Agreement, to the holders of such warrants in shares of such stock (or, in the case of the warrants, in shares of stock underlying the warrants), including distributions pursuant to stock splits or dividends, the holders of Class A common stock, Class B common stock, Class C common stock and the warrants will share equally on a per share basis and only Class A common stock will be distributed with respect to Class A common stock, only Class B common stock will be distributed with respect to Class B common stock and only Class A common stock will be distributed with respect to Class C common stock. In no event will any of the Class A common stock, Class B common stock or Class C common stock be split, divided or combined unless each other class is proportionately split, divided or combined. In addition, no distribution payable in common stock will be made to holders of warrants or common stock if (i) the Communications Act or FCC rules and policies prohibit such distribution to the holders of warrants or (ii) our FCC counsel opines that such distribution is reasonably likely to cause (a) Cumulus Media to violate the Communications Act or FCC rules or policies or (b) any such holder of warrants would then be deemed to hold an attributable interest in Cumulus Media under FCC rules and policies.
     Conversion and Transfer
     Class B common stock and Class C common stock are convertible at any time, or from time to time, at the option of the holder without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A common stock on a share-for-share basis. In addition, if a holder of Class B common stock or Class C common stock transfers such shares to any transferee, in the case of Class B common stock, concurrent with such transfer each transferred share of Class B common stock will automatically convert into one share of Class A common stock, and, in the case of Class C common stock, if the transferee is not an affiliate or related party of Lewis W. Dickey, Jr. (referred to as the principal), concurrent with such transfer each transferred share of Class C common stock will automatically convert into one share of Class A common stock. Further, upon the death of the principal or the disability of the principal which results in the termination of the principal’s employment with Cumulus Media, each share of Class C common stock held by the deceased or disabled principal will automatically be converted into one share of Class A common stock. Notwithstanding the foregoing, Cumulus Media is not required to convert (including in connection with a transfer) any share of Class B common stock or Class C common stock if Cumulus Media reasonably and in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules or regulations promulgated under each such act.
     As a condition to any proposed transfer or conversion, the person who intends to hold the transferred or converted shares must provide Cumulus Media with any information it reasonably requests to enable it to ensure compliance with applicable law.
     To the extent necessary to comply with the Communications Act and FCC rules and policies, our board of directors may (i) take any action it believes necessary to prohibit the ownership or voting of more than 25% of Cumulus Media’s outstanding capital stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively, “Aliens”), or by any other entity (a) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (b) owned by, or held for the benefit of Aliens in a manner that would cause Cumulus Media to be in violation of the Communications Act or FCC rules and policies; (ii) prohibit any transfer of Cumulus Media stock which Cumulus Media believes could cause more than 25% of Cumulus Media’s outstanding capital stock to be owned or voted by or for any person or entity identified in the foregoing clause (i); (iii) prohibit the ownership, voting or transfer of any portion of its outstanding capital stock to the extent the ownership, voting or transfer of such portion would cause Cumulus Media to violate or would otherwise result in violation of any provision of the Communications Act or FCC rules and policies; and (iv) redeem capital stock to the extent necessary to bring Cumulus Media into compliance with the Communications Act or FCC rules and policies or to prevent the loss or impairment of any of Cumulus Media’s FCC authorizations.

     Our third amended and restated certificate of incorporation provides that all shares of common stock will bear a legend regarding restrictions on transfer and ownership.
     Preemptive Rights
     Class A common stock, Class B common stock and Class C common stock do not carry any preemptive rights enabling a holder to acquire unissued shares of Cumulus Media or securities of Cumulus Media convertible into or carrying a right to subscribe to or acquire shares. Our board of directors possesses the power to issue shares of authorized but unissued Class A common stock without further stockholder action.
     Liquidation, Dissolution or Winding Up
     In the event of any liquidation, dissolution or winding up of Cumulus Media, whether voluntarily or involuntarily, after payment or provision for payment of Cumulus Media’s debts and other liabilities and the preferential amounts to which the holders of any stock ranking prior to the Class A common stock, the Class B common stock and the Class C common stock in the distribution of assets shall be entitled upon liquidation, the holders of the Class A common stock, the Class B common stock and the Class C common stock shall be entitled to share pro rata in Cumulus Media’s remaining assets in proportion to the respective number of shares of common stock held by each holder compared to the aggregate number of shares of Cumulus Media common stock outstanding.
Preferred Stock
     Authorized shares of preferred stock may be issued from time to time by our board of directors, without stockholder approval, in one or more series. Subject to the provisions of our third amended and restated certificate of incorporation and the limitations prescribed by Delaware law, our board of directors is expressly authorized to adopt resolutions to issue the authorized shares of preferred stock, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of preferred stock, in each case without any further action or vote by the stockholders.
     Pursuant to the Investment Agreement, Cumulus Media may be required to create and issue up to $125.0 million in initial liquidation value of shares of a class of preferred stock which, if required to be created and issued, would be designated as Series A preferred stock, par value $0.01 per share (the “Series A preferred stock”). Series A preferred stock would be issued solely to Macquarie at the closing of the Equity Investment, and no such shares would be issuable thereafter, except as payment-in-kind dividends (described below). Such Series A preferred stock would have a perpetual term, would have a liquidation value equal to the amount invested therein plus accrued but unpaid dividends and would have dividend rights as described in more detail under “The Equity Investment — Additional Agreements — Stockholders Agreement” Series A preferred stock would generally not have voting rights, except with respect to any amendment to the Third Amendment and Restatement that would adversely affect the rights, privileges or preferences of such preferred stock or the creation of a class or series of shares senior to, or pari passu with, the Series A preferred stock as to dividends or upon liquidation.
     Dividends on any Series A preferred stock would be in preference and prior to any dividends payable on any class of common stock and, in the event of any liquidation, dissolution or winding up, holders of Series A preferred stock would be entitled to the liquidation value thereof prior to, and in preference of, payment of any amounts to holders of any class of Cumulus Media common stock.
     One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of Cumulus Media by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Cumulus Media management. The issuance of shares of the preferred stock pursuant to the board of director’s authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock at a premium or may otherwise adversely affect the market price of our common stock.
Warrants
     Pursuant to the merger agreement, Cumulus Media may issue warrants to purchase shares of its Class A common stock or its Class B common stock to holders of Citadel common stock and warrants. The warrants will entitle holders to purchase, on a one-for-one basis, shares of Cumulus Media Class A common stock or Cumulus Media Class B common stock, as the case may be. Such warrants will be exercisable at any time prior to June 3, 2030 at an exercise price of $0.01 per share of Cumulus Media common stock, provided that ownership of the Cumulus Media common stock by the holder will not cause or be likely to cause Cumulus Media to violate the Communications Act or FCC rules and policies. To facilitate that determination by Cumulus Media, each Citadel stockholder and warrant holder will be required to complete an ownership certification and a related FCC worksheet. Failure to complete the ownership certification and related FCC worksheet will result in the issuance of warrants for Cumulus Media common stock instead of the stock itself. The exercise price of such warrants will not be subject to any anti-dilution protection, except in the case of stock splits, dividends and the like.
     Pursuant to the Investment Agreement, Cumulus Media will issue warrants to purchase shares of its Class B common stock to Macquarie and UBS Securities, or third parties to whom Macquarie and UBS Securities syndicate a portion of their respective commitments who are not U.S. persons, as described herein. The warrants to purchase shares of Class B common stock so issued will also be exercisable at any time prior to June 3, 2030 at an exercise price of $0.01 per share and will not be subject to any anti-dilution protection, except in the case of stock splits, dividends and the like. Also pursuant to the Investment Agreement, Cumulus Media will issue to Crestview warrants to purchase, at an exercise price of $4.34 per share, 7,776,498 shares of Cumulus Media Class A common stock. Such warrants will be exercisable until the tenth anniversary of closing of the Equity Investment, and the exercise price of $4.34 per share will be subject to standard weighted average adjustments in the event Cumulus Media subsequently issues additional shares of common stock or common stock derivatives for less than the fair market value per share as of the date of such issuance or sale. In addition, the number of shares of Class A common stock issuable upon exercise of such warrants, and the exercise price of such warrants, are subject to adjustment in the case of stock splits, dividends and the like.
Stockholders Agreement
     In connection with the Equity Investment, we expect to enter into a stockholders agreement, which we refer to as the Stockholders Agreement, with the Investors and certain other stockholders. The Stockholders Agreement will provide, among other things, that the size of our board of directors will be set at seven members, and the two vacancies on our board of directors created thereby will be filled with individuals designated by Crestview, one of whom will be appointed as the lead director of our board of directors. Thereafter, Crestview will have the right to designate two individuals for nomination to our board of directors, and each of certain other stockholders will have the right to designate one individual for nomination to our board of directors. The remaining directors will consist of Cumulus Media’s two current directors, both of whom are independent, or their successors, who shall meet applicable independence criteria. The Stockholders Agreement also will provide that, for so long as Crestview is the largest stockholder of Cumulus Media, it will have the right to have one of its designees who is elected to the board of directors and is selected by it appointed as the “lead director” of the board of directors, who shall be an independent director. Further, the parties to the Stockholders Agreement (other than Cumulus Media) will agree to support such directors (or others as may be designated by the relevant stockholders) as nominees to be presented to Cumulus Media’s stockholders for approval at subsequent stockholder meetings for the term set out in the Stockholders Agreement. Each stockholder party’s respective director nomination rights will generally survive for so long as it continues to own a specified percentage of Cumulus Media stock, subject to certain exceptions.
     Subject to certain exceptions, the Stockholders Agreement will provide that, until the seventh anniversary of the closing of the Equity Investment, any Cumulus Media stockholder party to such agreement who, together with its controlled affiliates, beneficially owns 15% or more of Cumulus Media’s outstanding common stock, which we refer to as a Significant Stockholder, may not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire beneficial ownership of any additional equity securities of Cumulus Media not owned by them immediately following the closing of the Equity Investment. The Stockholders Agreement also generally will provide that, until the seventh anniversary of the closing of the Equity Investment, no Significant Stockholder will, or will permit any of its affiliates to, engage in any transaction or series of transactions that would constitute a going-private transaction of Cumulus Media, subject to certain exceptions. The Stockholders Agreement also will provide that, subject to certain exceptions, no Investor will transfer its Cumulus Media stock or warrants to a person or group that is, to the Investor’s knowledge, a specified competitor of Cumulus Media or that, following such transfer, would beneficently own greater than 10% of Cumulus Media’s common stock.
     The Stockholders Agreement also will contain significant restrictions on the transferability of Cumulus Media securities held by the parties thereto (other than Macquarie and UBS Securities) for a period of eighteen months following the closing of the Equity Investment, and also certain additional restrictions thereafter, in each case subject to certain exceptions.
Certain Statutory and Other Provisions
     There are provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, our third amended and restated certificate of incorporation and amended and restated bylaws, and will be provisions in the Stockholders Agreement, that may be deemed to have an anti-takeover effect and may discourage, delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by Cumulus Media stockholders.
     The DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.
     The DGCL provides that special meetings of stockholders may be called by the board of directors or such other persons as may be designated by the certificate of incorporation or the bylaws. The Third Amendment and Restatement contains a provision that allows a special meeting of stockholders to only be called by (i) the Chairman of the Cumulus Media board of directors, (ii) the Chief Executive Officer of Cumulus Media, or (iii) by the Cumulus Media board of directors, upon demand of the holders of Cumulus Media shares representing at least 25% of all the votes entitled to be cast on any issue to be considered at the special meeting, in accordance with the procedures set forth in the Cumulus Media Bylaws. In connection with the completion of the merger, it is expected that the Cumulus Media Bylaws will be amended to contain similar limiting provisions. In addition, the Third Amendment and Restatement prohibits stockholder action by written consent.
Transfer Agent and Registrar
     Computershare Trust Company, N.A. is the transfer agent and registrar for the common stock.
SELLING SECURITYHOLDERS
     The following table sets forth certain information with respect to each selling securityholder as of September     , 2011.
     We do not know when or in what amounts the selling securityholders may offer shares for sale. We currently have no agreements, arrangements or understandings with the selling securityholders regarding the sale by the selling securityholders of any of the shares covered by this prospectus. The selling securityholders may sell any or all of the shares offered by this prospectus. Accordingly, for purposes of the following table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling securityholders.
     Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Number of Shares of
	Number of Shares of	Common
	Common	Stock That May Be	Shares of Common
	Stock Owned Prior	Offered by This	Stock Owned After the Offering
Name of Selling Securityholder	to the Offering	Prospectus	Number	Percent
UBS Securities LLC
299 Park Avenue
New York, New York 10171
     None of the selling securityholders has held any position or office with us or any of our predecessors or affiliates within the past three years.
     As discussed above, the selling securityholders intend to acquire shares of our common stock and/or warrants to purchase shares of our common stock covered by this prospectus in a private placement. We are registering the securities covered by this prospectus to satisfy our registration obligation in connection with the private placement.

PLAN OF DISTRIBUTION
     We are registering shares of our common stock to provide the selling securityholders with freely tradable securities. The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, automated interdealer quotation system, market or trading facility on which the shares are traded, in the over-the-counter market, or in private transactions. These dispositions may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at prices otherwise negotiated. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling securityholders may sell the securities using one or more, or a combination of the following methods:
•	on the NASDAQ Global Select Market (or any other exchange or automated quotation system on which the shares may be listed),

•	in the over-the-counter market,

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker or dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	short sales or transactions to cover short sales relating to the shares,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	through one or more underwritten offerings on a firm commitment or best efforts basis,

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share,

•	the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares,

•	through distribution by a selling securityholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders),

•	distributions to creditors and equity holders of the selling securityholders,

•	a combination of any such methods of sale, and

•	any other method permitted pursuant to applicable law.
     In addition, any shares of our common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under a supplement to this prospectus under Rule 424(b) or under any applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

     In connection with distributions of the shares of our common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which institutions may, in turn, engage in short sales of shares of our common stock in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also sell the shares of our common stock short and redeliver these shares to close out the selling securityholders’ short positions, or loan or pledge shares of our common stock to broker-dealers that may in turn sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The aggregate proceeds to the selling securityholders from the sale of the shares of common stock offered by them will be the purchase price of the shares less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker- dealers, including transactions of the nature described above. To the extent required under the Securities Act, the aggregate amount of selling securityholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement.
     Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling securityholders’ securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling securityholders. These rules may limit the timing of purchases and sales of the shares by such selling securityholders. We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
     We will not receive any proceeds from the sale of shares of our common stock by the selling securityholders. We will, however, receive the net proceeds of any warrants exercised for cash. We will pay all costs, fees and expenses incurred in connection with the registration of the shares covered by this prospectus. The selling securityholders will pay all costs, fees and expenses incurred in connection with sales of the shares covered by this prospectus, including, among other things, sales commissions, brokerage fees and related expenses.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including those filed by us, at http://www.sec.gov. You may also access the SEC filings and obtain other information about us through the website we maintain at http://www.cumulus.com. The information contained in our website is not part of this prospectus and is not incorporated by reference into this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act):
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (as amended by the Annual Report on Form 10-K/A filed on May 2, 2011);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	Our Current Reports on Form 8-K filed on February 2, 2011, February 18, 2011, March 3, 2011, March 10, 2011, April 25, 2011, May 16, 2011 and August 4, 2011 (as amended by the Form 8-K/A filed on August 12, 2011);

•	The description of the Cumulus Media common stock contained in the Registration Statement on Form 8-A, as amended, filed by the Cumulus Media pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.
     You may request a copy of these filings free of charge by writing or telephoning us at:
Cumulus Media Inc.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
Attention: Investor Relations
Telephone Number: (404) 949-0700
www.cumulus.com
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices referred to above. Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
LEGAL MATTERS
     Jones Day will pass upon the validity of the securities offered by this prospectus.
EXPERTS
Cumulus Media
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Cumulus Media Inc. Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
CMP
     The financial statements as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010 incorporated in this prospectus by reference to the Cumulus Media Inc. Current Report on Form 8-K/A dated August 12, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Citadel
     The consolidated financial statements of Citadel as of December 31, 2010 (Successor) and 2009 (Predecessor), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from June 1, 2010 to December 31, 2010 (Successor), the period from January 1, 2010 to May 31, 2010 (Predecessor) and each of the two years in the period ended December 31, 2009 (Predecessor), incorporated in this prospectus by reference from Citadel’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The table below sets forth the estimated costs and expenses payable by the registrant in connection with the securities being registered.

Amount to Be Paid
SEC registration fee	$8,827.88
Legal fees and expenses	20,000.00
Accounting fees and expenses	10,000.00
Miscellaneous expenses	2,200.00

Total	$41,027.88

Item 15. Indemnification of Directors and Officers
     Cumulus Media’s certificate of incorporation provides that no director shall be liable to Cumulus Media or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that Cumulus Media’s certificate of incorporation does not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to Cumulus Media or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any act or omission occurring before the effective date of Cumulus Media’s certificate of incorporation.
     Cumulus Media’s by-laws provide that each director, officer or employee who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of ours or is or was serving at Cumulus Media’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by Cumulus Media to the fullest extent permitted or required by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided below with respect to proceedings to enforce rights to indemnification, Cumulus Media shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the proceeding (or part thereof) was authorized by Cumulus Media’s board.
     This right to indemnification shall include the right to have paid by Cumulus Media the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL so requires, such an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Cumulus Media of an undertaking by or on behalf of such indemnitee to repay all amounts so advanced, if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Cumulus Media’s by-laws or otherwise. The rights to indemnification and to the advancement of expenses conferred in Cumulus Media’s by-laws shall be contract rights and these rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
     The rights to indemnification and to the advancement of expenses conferred in Cumulus Media’s by-laws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, its certificate of incorporation, its by-laws, or any agreement, vote of stockholders or disinterested directors or otherwise.

     Cumulus Media generally maintains insurance, at its expense, to protect it and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not it would have the power to indemnify such person against such expense, liability or loss under the DGCL.
     Cumulus Media may, to the extent authorized from time to time by its board, grant rights to indemnification and to the advancement of expenses to any of its employees or agents to the fullest extent of the provisions of its by-laws with respect to the indemnification and advancement of expenses of our directors and officers.
Item 16. Exhibits

Exhibit
Number	Description of Exhibits
3.1	Amended and Restated Certificate of Incorporation of Cumulus Media Inc., as amended through July 29, 2011 (incorporated herein by reference to Exhibit 3.1 to our current report on Form 8-K, filed on August 4, 2011).

3.2	Amended and Restated Bylaws of Cumulus Media Inc. (incorporated herein by reference to Exhibit 3.2 to our current report on Form 8-K, filed on November 26, 2008).

3.3	Form of Third Amended and Restated Certificate of Incorporation of Cumulus Media Inc.*

4.1	Form of Class A Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of our current report on Form 8-K, filed on August 2, 2002).

10.1	Amended and Restated Investment Agreement, dated as of April 22, 2011 (incorporated herein by reference to Exhibit 10.1 to our current report on Form 8-K, filed on April 25, 2011).

5.1	Opinion of Jones Day.*

23.1	Consent of PricewaterhouseCoopers LLP.**

23.2	Consent of PricewaterhouseCoopers LLP**

23.3	Consent of Deloitte & Touche LLP**

23.4	Consent of Jones Day (to be included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).

*	To be filed by amendment.

**	Filed herewith.
Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the ct and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta in the State of Georgia, on this 12th day of August, 2011.

CUMULUS MEDIA INC.
By:	/s/ Joseph P. Hannan
Joseph P. Hannan
Senior Vice President, Treasurer and Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lewis W. Dickey, Jr., Joseph P. Hannan and Richard S. Denning, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-3, including pre-effective and post-effective amendments or supplements or any additional registration statement filed pursuant to Rule 462 promulgated under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Lewis W. Dickey, Jr. Lewis W. Dickey, Jr.	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	August 12, 2011

/s/ Joseph P. Hannan Joseph P. Hannan	Vice President and Chief Financial Officer (Principal Financial Officer)	August 12, 2011

/s/ Linda A. Hill Linda A. Hill	Chief Accounting Officer (Corporate Controller and Principal Accounting Officer)	August 12, 2011

/s/ Ralph B. Everett Ralph B. Everett	Director	August 12, 2011

/s/ Eric P. Robison Eric P. Robison	Director	August 12, 2011

/s/ Robert H. Sheridan, III Robert H. Sheridan, III	Director	August 12, 2011

David M. Tolley	Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Deloitte & Touche LLP